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Frankfort First Bancorp, Inc.

For Immediate Release September 18, 1996

Contact:     Mr. William C. Jennings, President
             (502)  223-1638
             216 West Main Street
             P.O. Box 535
             Frankfort, KY  40602

              FRANKFORT FIRST BANCORP, INC. ANNOUNCES
                  STOCK REPURCHASE PROGRAM

     Frankfort, Kentucky. Frankfort First Bancorp, Inc. (NASDAQ:FKKY) announced today that it is commencing a stock repurchase program to purchase up to 172,500 shares of the Company's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     William C. Jennings, President and Chief Executive Officer of the Company, stated that the repurchase program should be completed within nine months. Mr. Jennings explained that the Board of Directors considers the Company's common stock to be an attractive investment. In addition, the repurchase program is expected to improve liquidity in the market for the common stock and result in increased per share earnings and book value.

     According to Mr. Jennings, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of purchases.

     Frankfort First Bancorp, Inc. is the holding company for First Federal Savings Bank of Frankfort.